UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2012

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06                        Material Impairments.

On November 19, 2012, the Chief Executive Officer and Chief Financial Officer of SemiLEDs Corporation (the “Company”) concluded that the Company’s assets relating to Xurui Guangdian Co., Ltd. (“China SemiLEDs”), including the Company’s 49% equity interest in China SemiLEDs and its accounts and notes receivable from China SemiLEDs, have been materially impaired.  The conclusion followed a meeting of representatives of China SemiLEDs shareholders in which such officers participated and reflected the increased likelihood that the shareholders of China SemiLEDs would fail to agree to and implement a restructuring plan for China SemiLEDs.

The Company expects that its proportionate share of an impairment charge on China SemiLEDs’ long lived assets will exceed the value of its equity investment in China SemiLEDs. As a result, the Company expects to reduce the value of its equity investment in China SemiLEDs from $8.7 million, as of May 31, 2012, to zero, as of August 31, 2012, primarily due to such impairment charge.  The Company also expects to record an impairment charge on its accounts and notes receivable from China SemiLEDs in the amount of $1.4 million.

The impairment charges will be reflected in the Company’s financial statements for the year ended August 31, 2012.

The impairment charges are not expected to result in future cash expenditures by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2012

SemiLEDs Corporation

By:	/s/ Trung T. Doan
Name:	Trung T. Doan
Title:	Chairman and Chief Executive Officer